Exhibit 4.4

DEED OF HYPOTHEC

THIS THIRD (3rd) DAY OF OCTOBER, TWO THOUSAND AND THIRTEEN (2013)

BEFORE Mtre. Yves Prévost, the undersigned Notary for the Province of Québec, practising in the City of Montréal,

A P P E A R E D:

APTALIS PHARMA CANADA INC. (together with its successors and permitted assigns, hereinafter called the “Issuer”), a corporation amalgamated under the laws of Canada, having its registered office at 597, Sir-Wilfrid-Laurier Boulevard, Mont Saint-Hilaire, Québec, J3H 6C4, herein acting and represented by Steve Gannon, its authorized representative, hereunto duly authorized by a resolution of the board of directors, a duplicate copy of such resolution has been annexed hereto after having been acknowledged true and signed for identification by the said representative with and in the presence of the undersigned Notary,

A N D:

AXCAN CANADA (INVEST) ULC, (together with its successors and permitted assigns, “Invest”) a Nova Scotia unlimited company, having its registered office at 900-1959 Upper Water Street, Halifax, Nova Scotia, B3J 3N2, herein acting and represented by Steve Gannon, its authorized representative, hereunto duly authorized by a resolution of the board of directors, a duplicate copy of such resolution has been annexed hereto after having been acknowledged true and signed for identification by the said representative with and in the presence of the undersigned Notary,

(Each of Invest and the Issuer hereinafter

individually called the “Grantor” and collectively the “Grantors”)

A N D:

BANK OF AMERICA, N.A., a bank incorporated under the laws of the United States of America, with offices at One Independence Center, 101 N. Tryon Street, Charlotte, North Carolina, 28246-0100, herein acting and represented by Anastasia Flouris, its signatory, duly authorized as she so declares,

(hereinafter called the “Trustee”)

(A Notice of Address having been registered at the Land Register under number 6581253).

RECITALS:

A.	The Issuer is authorized by law to issue Debentures and to sell them and give them as security.

B.	The Issuer is desirous of issuing Debentures.

C.	Each Grantor is desirous of securing the payment of the Debentures in the manner hereinafter provided.

THEREFORE, THE PARTIES AGREE AS FOLLOWS:

ARTICLE 1

INTERPRETATION

All capitalized terms used herein that are not otherwise defined herein shall have the meaning given to them in the Credit Agreement.

In this Deed, unless the context indicates otherwise:

1.1	“Administrative Agent” means Bank of America, N.A., as administrative agent and collateral agent under the Loan Documents, or any successor administrative agent and collateral agent;

1.2	“Canadian Security Agreement” means the Ontario law governed pledge and security agreement dated on or about October 4, 2013 between, among others, the Grantors and the Trustee, the whole as amended, supplemented, restated or replaced from time to time;

1.3	“CIPO” means the Canadian Intellectual Property Office;

1.4	“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by any Grantor or to which such Grantor otherwise has the right to grant a license, or granting any right to any Grantor under any Copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement;

1.5	“Copyrights” means all of the following now owned or hereafter acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of Canada, the United States or any other jurisdiction, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in Canada, the United States or any other jurisdiction, including registrations, recordings, supplemental registrations and pending applications for registration at the CIPO, USCO or their counterparts in other jurisdictions;

1.6	“Credit Agreement” means that Credit Agreement dated on or about October 4, 2013 between, among others, Aptalis Pharma Inc. and Aptalis Pharma Canada Inc., as Borrowers, Aptalis Midholdings Inc., as Holdings, Bank of America, N.A., as Administrative Agent and the lenders parties thereto, the whole as amended, supplemented, restated or replaced from time to time;

1.7	“Debentureholder” or “Holder” means a person entered as a holder of Debentures in the register maintained for that purpose by the Trustee;

1.8	“Debentureholders’ Instrument” means any document signed by the Holders of at least sixty-six and two-thirds per cent (66 2/3%) of the value of the outstanding Debentures;

1.9	“Debentures” means the debentures which are issued hereunder from time to time;

1.10	“Event of Default” means any of the events of default specified in Section 6.1;

1.11	“Excluded Security” means:

(a)	except as otherwise indicated on Schedule I of the Canadian Security Agreement and except for Equity Interests of the Grantors, Equity Interests in any Excluded Subsidiary or Foreign Subsidiary (other than a Borrower or a Guarantor);

(b)

except as otherwise indicated on Schedule I of the Canadian Security Agreement, more than 65% of the issued and outstanding Equity Interests of (i) each Restricted Subsidiary that is a wholly owned Material Domestic Subsidiary that is directly owned by the Parent Borrower, the Issuer or by any Subsidiary Guarantor and that is treated as a disregarded entity for United States Federal income tax purposes and substantially all of the assets of which consist (directly or indirectly through any Subsidiary that is treated as a disregarded entity for United States Federal income tax purposes) of Equity Interests and/or Indebtedness (as determined for U.S. tax purposes) of one or more Foreign Subsidiaries that are CFCs and any other assets incidental thereto and (ii) each Restricted Subsidiary that is a wholly owned Material Foreign Subsidiary that is directly owned by the Parent Borrower, the Issuer or by any Guarantor (other than Foreign Subsidiaries which are Guarantors);

(c)	any Equity Interests of any Unrestricted Subsidiary (until such time as such Unrestricted Subsidiary becomes a Restricted Subsidiary in accordance with the Credit Agreement);

(d)	Margin Stock;

(e)	any Equity Interests in any Person that is not a wholly owned Material Subsidiary of the Parent Borrower and/or one or more Guarantors (unless such Person is a Guarantor);

(f)	Hook Stock;

(g)	any Equity Interest if the pledge thereof or the security interest therein (x) is prohibited or restricted by any applicable Law including any requirement to obtain the consent of any Governmental Authority or third party) or by Organizational Documents of any Person (other than to the extent that any such prohibition would be rendered ineffective pursuant to the applicable Law) or (y) to the extent and for so long as it would violate the terms of any written agreement, license, lease or similar arrangement with respect to such Equity Interests or would require consent, approval, license or authorization (in each case, after giving effect to the relevant provisions of the applicable Laws or would give rise to a termination right pursuant to any “change of control” or other similar provision under such written agreement, license or lease (except to the extent such provision is overridden by the applicable Laws), in each case, (a) excluding any such written agreement that relates to Credit Agreement Refinancing Indebtedness and (b) only to the extent that such limitation on such pledge or security interest is otherwise permitted under Section 7.09 of the Credit Agreement;

(h)	any Equity Interests of any Subsidiary with respect to which the Administrative Agent and the Parent Borrower have reasonably determined in writing that the cost, burden or consequences (including adverse tax consequences) of providing a pledge of such Equity Interests exceeds the practical benefits to be obtained by the Lenders therefrom;

(i)	any Equity Interests of any Domestic Subsidiary that is a Subsidiary of (i) a Foreign Subsidiary or (ii) a Subsidiary that is treated as a disregarded entity for United States

Federal income tax purposes and substantially all of whose assets consist of Equity Interests and/or Indebtedness of one or more Foreign Subsidiaries and any other assets incidental thereto; and

(j)	prior to the date that is 60 days following the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion by delivering written notice thereof to the Parent Borrower), any Equity Interests of Aptalis LuxCo 2 S.àr.l or Aptalis Coöperatieve U.A.;

provided, however, that Excluded Security shall not include any Proceeds, substitutions or replacements of any Excluded Security referred to in the foregoing clauses (a) through (j) (unless such Proceeds, substitutions or replacements would independently constitute Excluded Security referred to in the foregoing clauses (a) through (j).

1.12	“Hypothecated Property” shall have the meaning given thereto in Section 3.1;

1.13	“Intellectual Property” means (a) all intellectual and similar property of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, the intellectual property rights in software and databases and related documentation and all additions, improvements and accessions to, and books and records describing any of the foregoing, (b) all claims for, and rights to sue for, past or future infringements or other violations of any of the foregoing and (c) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements or other violations thereof;

1.14	“License” means any Patent License, Trademark License, Copyright License or other Intellectual Property license or sublicense agreement to which any Grantor is a party, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements or violations thereof, and (iii) rights to sue for past, present and future violations thereof;

1.15	“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the Federal Reserve System.

1.16	“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or to which any Grantor otherwise has the right to grant a license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement;

1.17	“Patents” means all of the following now owned or hereafter acquired by any Grantor: (a) all letters patent of Canada or the United States or in any other jurisdiction in or to which any Grantor now or hereafter has any right, title or interest therein, all registrations and recordings thereof, and all applications for letters Patent of Canada or the United States or in any other jurisdiction, including registrations, recordings and pending applications at the CIPO or USPTO, and (b) all reissues, continuations, divisions, continuations-in-part, renewals, improvements or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein;

1.18	“Parent Borrower” means Aptalis Pharma Inc.;

1.19	“Pledged Securities” means any promissory notes, stock certificates or other securities now or hereafter included in the Hypothecated Property, including the Pledged Issuer Shares and all certificates, instruments or other documents representing or evidencing the Pledged Issuer Shares or any other Hypothecated Property;

1.20	“Pledged Issuer Shares” means the one hundred and ten (110) Class A Common shares in the share capital of the Issuer (formerly Axcan Pharma Inc.) issued to Invest and represented by share certificate No. CA-2;

1.21	“Secured Obligations” means the payment of the Debentures in principal and interest and the payment of all other sums, if any, due hereunder to the Debentureholders or the Trustee;

1.22	“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Grantor or to which any Grantor otherwise has the right to grant a license, or granting to any Grantor any right to use any trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement (not including vendor or distribution agreements that allow incidental use of intellectual property rights in connection with the sale or distribution of such products or services);

1.23	“Trademarks” means all of the following now owned or hereafter acquired by any Grantor: (a) all trademarks, service marks, trade names, corporate names, trade dress, logos, designs, fictitious business names other source or business identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications at the CIPO or the USPTO or any similar offices in any other jurisdiction, and all extensions or renewals thereof, as well as any unregistered trademarks and service marks used by a Grantor and (b) all goodwill connected with the use thereof and symbolized thereby;

1.24	“USCO” means the United States Copyright Office;

1.25	“USPTO” means the United States Patent and Trademark Office.

ARTICLE 2

ISSUE OF DEBENTURES

2.1	The Debentures which may be outstanding under this Deed are limited to a principal amount of TWO BILLION US dollars (US $2,000,000,000) and may be issued as the directors of the Issuer may determine.

2.2	The Debentures shall be substantially in the form set out in Article 11.

2.3	The Debentures shall bear the date of their issue and shall be payable at the place indicated therein or at any other place subsequently designated to the Trustee. The Debentures shall bear interest from the date of their issuance, both before and after maturity, at the rate of twenty-five per cent (25%) per annum. The principal and interest of the Debentures shall be payable on demand, with interest on overdue interest at the aforementioned rate.

2.4	The Debentures may be signed by any officer, director or other representative of the Issuer and shall be certified and delivered by the Trustee to the Issuer or to any other person designated by written instruction to the Trustee signed by any officer or director of the Issuer.

2.5

The certification of the Debentures by the Trustee shall constitute conclusive evidence that the Debentures have been issued hereunder but shall not be construed as a representation or warranty by the Trustee as to the validity of this Deed, the security constituted hereby or the Debentures, and the Trustee shall in no way be liable for the use made of the Debentures or the proceeds thereof. So long as Debentures are outstanding, the Issuer shall not issue and the

Trustee shall not certify additional Debentures without a Debentureholders’ Instrument authorizing same.

2.6	If a Debentureholder returns a Debenture to the Trustee or the Issuer for cancellation, such Debenture shall be considered as not issued and, subject to the provisions hereof, the Issuer may reissue same or issue other Debentures in place of the Debentures so returned for cancellation.

2.7	The Debentures may be hypothecated, pledged or assigned by the Issuer as security for any indebtedness or any other obligations, direct or indirect, present or future, of the Issuer, or any other person, or may be sold or otherwise alienated. In the event of such hypothec, pledge or assignment, the extinction of the underlying indebtedness or obligation shall not constitute payment of the Debentures. The holder of any Debenture so hypothecated, pledged or assigned shall have the right to cause the Trustee to enter its name and address in the register hereinafter mentioned.

2.8	All Debentures shall benefit equally and rateably from the security constituted hereunder.

2.9	The Trustee shall keep at its office located at the address indicated on the first page of this Deed (or at such other address as the Trustee may indicate in a notice to the Issuer and the Debentureholders) a register in which shall be entered the name and address of each of the Debentureholders. No transfer of Debentures shall be valid unless made on such register and upon compliance with such reasonable requirements as the Trustee may prescribe. The registered holder of a Debenture shall be deemed to be the owner thereof for all purposes of this Deed.

2.10	Upon request from a Debentureholder and subject to such reasonable requirements as the Trustee may prescribe, the Issuer shall issue and the Trustee shall certify and deliver a new Debenture certificate in place of a Debenture certificate requiring replacement by reason of such certificate having been lost, mutilated or destroyed or for any other reason.

ARTICLE 3

CHARGING PROVISIONS

3.1	For purposes of securing the payment and performance of the Secured Obligations, each Grantor hereby hypothecates in favour of the Trustee, as fondé de pouvoir for the Debentureholders the universality of all of its property, movable and immovable, personal and real, corporeal and incorporeal, tangible and intangible, present and future, of whatever nature and wherever situated, other than the Excluded Security (the “Hypothecated Property”).

3.2	The hypothec constituted by each Grantor under Section 3.1 is granted for the sum of THREE BILLION Canadian dollars (Cdn. $3,000,000,000), with interest at the rate of twenty-five percent (25%) per annum from the date hereof.

3.3	Without limiting the generality of Section 3.1:

3.3.1	in order to comply with the requirements of the Civil Code of Québec relating to immovable hypothecs, each Grantor acknowledges that the hypothecs created hereunder affect the immovable properties described in Article 12, any after-acquired immovables, all present and future rents provided by these immovables as well as the indemnities payable under insurance contracts covering such rents;

3.3.2	each Grantor acknowledges that the Hypothecated Property includes any of the rights of each Grantor in the patents, trademarks, copyrights, exclusive licenses and any other intellectual property rights described in Article 13.

3.4	All immovable properties owned by the Grantors in the Province of Québec are identified in Article 12 of this Deed.

3.5	On the Closing Date, the Grantor shall deliver the share certificate representing the Pledged Issuer Shares to the Trustee, or to a third party designated by the Trustee, duly endorsed for transfer or together with a blank stock power of attorney made in connection therewith.

3.6	All proceeds received by the Trustee upon the sale, lease, other alienation or expropriation of any Hypothecated Property and all insurance proceeds with respect to the Hypothecated Property shall be held by it until same is applied or is used in accordance with the provisions hereof. The receipt and use by the Trustee of such proceeds shall not constitute payment of the Debentures or a reduction of the security constituted by this Deed, notwithstanding any law, usage or custom to the contrary.

3.7	The Trustee shall execute and deliver all releases, mainlevées, no-interest letters and other instruments and documents reasonably requested by the Grantors to confirm or evidence that the hypothecs granted herein do not affect any property or asset that is not Hypothecated Property including, without limitation, Excluded Security.

ARTICLE 4

COVENANTS

4.1	Subject to the terms of the Credit Agreement, each Grantor shall be liable and shall pay to the Trustee upon demand all reasonable costs and expenses incurred by the Trustee in the performance of its duties and in the enforcement of the security constituted hereunder (including principal and interest on borrowings or sums advanced for such purposes by the Trustee).

4.2	Each Grantor shall notify the Trustee promptly of:

4.2.1	any change of its name or in the location of its head or chief executive office;

4.2.2	the details of any change in the information contained in Section 3.4.

4.3	Except as otherwise permitted by a Debentureholders’ Instrument, each Grantor shall do all things and execute all documents necessary for the security constituted hereunder to have full effect and be constantly opposable and enforceable in the Province of Québec.

ARTICLE 5

POWERS OF THE TRUSTEE

5.1	After the occurrence of an Event of Default that is continuing, the Trustee may, without being bound to do so, fulfil any or all of the obligations of any Grantor hereunder if such Grantor fails to do so after 10 days’ prior written notice to such Grantor specifying the nature of such failure.

5.2	Each Grantor may collect all its claims, rents, debts and accounts receivable forming part of the Hypothecated Property until the Trustee withdraws such authorization. Such authorization may only be withdrawn after the occurrence of an Event of Default that is continuing and, with respect to claims arising in connection with Pledged Securities, after the Trustee shall have provided the applicable Grantor with not less than 10 days’ prior written notice of such withdrawal. Upon such withdrawal, the Trustee may collect such claims, rents, debts and accounts receivable and shall be entitled to a reasonable commission which it may deduct from amounts collected.

5.3

Where the Hypothecated Property includes Pledged Securities, the Trustee may, after the occurrence of an Event of Default which is continuing, exercise any right attached thereto, including any right to vote, any right of conversion or redemption and any right to receive and retain dividends, interest, principal or other distributions, provided that the Trustee shall give the applicable Grantor not less than 10 days’ prior written notice of its intention to exercise such rights.

5.4	Each Grantor constitutes and appoints the Trustee its irrevocable attorney, with power of substitution, in order to do any act and to sign any document necessary or useful to exercise the rights and powers conferred on the Trustee hereunder, which power of attorney shall only be effective after the occurrence of an Event of Default that is continuing and upon the failure of any Grantor to do any act or sign any document required of any Grantor by the Trustee, provided that, in the case of rights exercised in connection with Pledged Securities, the Trustee shall give such Grantor not less than 10 days’ prior written notice of its intention to exercise such rights.

ARTICLE 6

DEFAULT

6.1	Each of the following events shall be an event of default (“Event of Default”):

6.1.1	if the Issuer fails to pay any Debenture on demand; or

6.1.2	an “Event of Default” as such term is defined in the Canadian Security Agreement.

ARTICLE 7

REMEDIES IN CASE OF DEFAULT

7.1	If an Event of Default occurs and provided same is continuing, the Trustee may, at its discretion, and shall, if required by a Debentureholders’ Instrument, declare the security hereby constituted to have become enforceable.

7.2	If the security hereby constituted becomes enforceable:

7.2.1	the Trustee may realize the security constituted hereunder and exercise all rights and remedies of a hypothecary creditor under the Civil Code of Québec and of a secured party under the laws of any jurisdiction where any Hypothecated Property shall be situated or where the security constituted hereunder shall be enforced; and

7.2.2

the Trustee may also (without being required to do so) but subject to any mandatory provision of applicable law take possession and administer the Hypothecated Property or any part thereof, with full power to use, protect, preserve and sell same and to receive all revenue therefrom, including granting leases in respect thereof or renewing existing leases on terms and conditions it deems appropriate and the Trustee may compromise or transact with the debtors of debts and accounts receivable which are subject to the security constituted hereby and may grant releases and discharges thereto. The Trustee may also do all things necessary or useful for the purpose of selling or realizing the Hypothecated Property, including completing the manufacture of inventory and purchasing raw materials.

7.3	The Trustee may, if authorized by a Debentureholders’ Instrument, waive in writing any default or any rights hereunder. Any such action on the part of the Trustee shall not affect any subsequent default or the remedies arising therefrom.

7.4	The remedies provided in this Article 7 may be exercised on all the Hypothecated Property taken as a whole or in respect of any part thereof.

ARTICLE 8

GENERAL PROVISIONS

8.1	The security created hereby is in addition to and not in substitution for any other security held by the Trustee or the Debentureholders.

8.2	This security is a continuing security and shall subsist notwithstanding the payment from time to time, in whole or in part, of any of the obligations secured hereby. The hypothec constituted hereunder is not a “floating hypothec” and this Deed is not intended to create a trust under the laws of the Province of Québec.

8.3	In each case provided in Section 6.1, the Grantors shall be in default by the mere lapse of time, without the necessity of any notice or demand other than as set forth in Section 6.1.

8.4	Any sum collected by the Trustee may be held by the Trustee as Hypothecated Property, provided that any such sum shall be applied to the payment of the obligations secured hereby and then due in accordance with Section 8.03 of the Credit Agreement.

8.5	The exercise by the Trustee of any recourse shall not preclude the Trustee from exercising any other recourse provided hereunder or by law. All the recourses of the Trustee are cumulative and not alternative. The failure of or forbearance by the Trustee to exercise any recourse hereunder does not constitute a renunciation to the later exercise of such recourse. The Trustee may exercise its recourses hereunder without being required to exercise any recourse against any other person liable for the payment of the obligations secured hereby or to realize any other security held for the payment of such obligations.

ARTICLE 9

THE TRUSTEE

9.1	The Trustee shall hold the hypothecs granted pursuant to this Deed for the benefit of the Debentureholders, as fondé de pouvoir, and shall act in such capacity in the exercise of the rights conferred on the Trustee hereunder. The Trustee is hereby appointed and shall be considered a fondé de pouvoir of the Debentureholders within the meaning of Article 2692 of the Civil Code of Québec. The Trustee may perform any act necessary to the performance of its duties.

9.2	Any person who becomes a Debentureholder shall benefit from the provisions hereof and the appointment of the Trustee as agent and fondé de pouvoir for the Debentureholders and, upon becoming a Debentureholder, irrevocably authorizes the Trustee to perform such functions.

9.3	No Debentureholder may exercise individually any rights conferred on the Trustee.

9.4	The Trustee shall have the right to proceed in its name as Trustee hereunder in the enforcement of the security hereby constituted by any remedy provided by law. The Trustee may, before exercising any remedy, require the Debentureholders to deposit the Debentures with the Trustee, for which Debentures the Trustee shall issue a receipt.

9.5	No person dealing with the Trustee or its agents need inquire whether the security hereby constituted has become enforceable or whether the powers which the Trustee is purporting to exercise have become exercisable.

9.6	The Trustee is only required to exercise reasonable care in the exercise of its rights and the performance of its obligations.

9.7	The Trustee may delegate the exercise of its rights or the performance of its obligations hereunder to another person including a Debentureholder. In that event, the Trustee may furnish that person with any information it may have concerning the Grantors or the Hypothecated Property.

9.8	The rights of the Trustee hereunder shall benefit any assignee or successor of the Trustee, including any person resulting from the amalgamation of the Trustee with any other person.

9.9	The Trustee shall be under no duty to take any discretionary action permitted to be taken by it hereunder or pursuant to applicable law unless it shall be requested to do so by a Debentureholders’ Instrument.

9.10	The Trustee may exercise all of its rights hereunder without possession of the Debentures and without having to produce same in support of any judicial proceeding or trial in connection therewith.

9.11	The Trustee may at any time resign hereunder upon thirty (30) days’ notice to the Debentureholders and the Grantors; the Debentureholders may then appoint a new trustee which replacement trustee shall be acceptable to the Grantors, acting reasonably. The Debentureholders may also remove the Trustee and appoint a new trustee in its place and stead, which replacement trustee shall be acceptable to the Grantors, acting reasonably, upon thirty (30) days’ notice to the Trustee and to the Grantors. Notwithstanding the foregoing, if an Event of Default occurs and same is continuing, the Grantors shall not have any rights whatsoever in relation to the appointment of a new trustee. Such replacement trustee, without further act, shall be vested with and have the rights and powers granted to the Trustee hereunder and shall be subject in all respects to the conditions and provisions hereof.

9.12	Notwithstanding the provisions of Section 32 of An Act respecting the Special Powers of Legal Persons (Québec), which are hereby waived, the Trustee may acquire and be the holder of any Debenture issued hereunder and each Debentureholder, by its acceptance of a Debenture, acknowledges that the first issue of the Debenture has been or may be purchased by the Trustee. The Grantors and the Trustee hereby acknowledge that each Debenture issued hereunder constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Québec.

ARTICLE 10

GOVERNING LAW

10.1	This Deed shall be governed by and construed in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein.

ARTICLE 11

FORM OF DEBENTURE

CANADA		[•]
PROVINCE OF QUÉBEC	US $	[•]

APTALIS PHARMA CANADA INC., a legal person duly constituted under the laws of Canada, having its registered office at [•] (hereinafter called the “Corporation”), for value received, promises to pay,

on demand, to Bank of America, N.A. or to its order, at its office located at [•], the sum of [•] dollars (US$[•]) with interest thereon from the date hereof at the rate of TWENTY-FIVE per cent (25%) per annum, both before and after maturity, with interest on overdue interest at the same rate.

This Debenture is issued under and secured by a Deed of Hypothec (the “Deed of Hypothec”) bearing the date of [•], 2013 executed by the Corporation and Axcan Canada (Invest) ULC in favour of Bank of America, N.A. as fondé de pouvoir for the Debentureholders (the “Trustee”), and this Debenture is subject to, and its holder is bound by, the provisions of the Deed of Hypothec.

This Debenture shall be certified by the Trustee and may be transferred by its holder upon compliance with the provisions of the Deed of Hypothec.

This Debenture is governed by the laws applicable in the Province of Québec.

The Corporation and the holder of this Debenture, by its acceptance hereof, have requested that this Debenture be drafted in English only. La Société et le détenteur de cette débenture, par son acceptation, ont requis que cette débenture soit rédigée en anglais seulement.

IN WITNESS WHEREOF the Corporation has caused this Debenture to be signed by its undersigned representative as of the day and year first written above.

APTALIS PHARMA CANADA INC.

By:

***

TRUSTEE’S CERTIFICATE

This Debenture has been issued under the Deed of Hypothec within mentioned and Bank of America, N.A. appears on the register of the Trustee as the holder of this Debenture.

SIGNED AT [•], this [•] day of [•], [•]

BANK OF AMERICA, N.A.

By:

          Authorized Representative

ARTICLE 12

DESCRIPTION OF IMMOVABLE PROPERTIES

12.1	Immovable properties owned by the Issuer:

12.1.1	Lot number TWO MILLION NINE HUNDRED SEVENTY-THREE THOUSAND FIVE HUNDRED AND SEVENTY-SIX (2 973 576) of the cadastre of Québec, Registration division of Rouville. 597, Sir-Wilfrid-Laurier Blvd., Mont Saint-Hilaire, Qc.

12.1.2	Lot number THREE MILLION TWO HUNDRED FORTY-NINE THOUSAND NINE HUNDRED AND SIXTY (3 249 960) of the cadastre of Québec, Registration division of Rouville. 635, Sir-Wilfrid-Laurier Blvd., Mont Saint-Hilaire, Qc.

12.1.3	Lot number ONE MILLION EIGHT HUNDRED NINETEEN THOUSAND SIX HUNDRED AND SEVENTY-FIVE (1 819 675) of the cadastre of Québec, Registration division of Rouville. Vacant lot.

12.1.4	Lot number ONE MILLION EIGHT HUNDRED NINETEEN THOUSAND AND FORTY-ONE (1 819 841) of the cadastre of Québec, Registration division of Rouville. Vacant lot.

12.1.5	Lot number ONE MILLION EIGHT HUNDRED NINETEEN THOUSAND NINE HUNDRED AND

SIXTEEN (1 819 916) of the cadastre of Québec, Registration division of Rouville. Vacant lot.

The whole as to all immovable properties hereinabove described with the buildings thereon erected, members and appurtenances.

12.2	Immovable properties owned by Axcan Canada (Invest) ULC:

Nil.

ARTICLE 13

INTELLECTUAL PROPERTY

13.1	Patents

Grantor	Country	Application No.	Filing Date	Patent No.	Issue Date
Aptalis Pharma Canada Inc.	US	13/874,903	1-May-13
Aptalis Pharma Canada Inc.	US	13/859,893	10-Apr-13
Aptalis Pharma Canada Inc.	US	13/217042	16-Mar-10
Aptalis Pharma Canada Inc.	US	12/639645	16-Dec-09	8,436,051	7-May-13
Aptalis Pharma Canada Inc.	US	12/476185	1-Jun-09	8,217,083	10-Jul-12
Aptalis Pharma Canada Inc.	US	12/245648	3-Oct-08	7,541,384	2-Jun-09
Aptalis Pharma Canada Inc.	US	11/932961	31-Oct-07
Aptalis Pharma Canada Inc.	US	09/581721	14-Dec-98	6,350,468	26-Feb-02
Aptalis Pharma Canada Inc.	US	08/722720	30-Sep-96	5,731,302	24-Mar-98
Aptalis Pharma Canada Inc.	Canada	2,793,685	18-Mar-11
Aptalis Pharma Canada Inc.	Canada	2,784,772	16-Dec-10
Aptalis Pharma Canada Inc.	Canada	2,755,708	16-Mar-10
Aptalis Pharma Canada Inc.	Canada	2,690,450	19-Jan-10
Aptalis Pharma Canada Inc.	Canada	2,315,408	14-Dec-98	2,315,408	24-May-05

13.2	Trademarks

Grantor	Country	Mark	Application No.	Filing Date	Reg. No.	Reg. Date
Aptalis Pharma Canada Inc.	US	APTALIS	85325612	20-May-11

Grantor	Country	Mark	Application No.	Filing Date	Reg. No.	Reg. Date
Aptalis Pharma Canada Inc.	Canada	APTALIS	1525269	27-Apr-11
Aptalis Pharma Canada Inc.	Canada	AXCAN	652134	1-Mar-90	385233	31-May-91
Aptalis Pharma Canada Inc.	Canada	AXCAN	1016503	20-May-99	537231	17-Nov-00
Aptalis Pharma Canada Inc.	US	AXCAN	75719930	3-Jun-99	2516220	11-Dec-01
Aptalis Pharma Canada Inc.	Canada	AXCAN DESIGN	652131	1-Mar-90	385954	21-Jun-91
Aptalis Pharma Canada Inc.	Canada	AXCAN PHARMA	1474403	24-Mar-10	798300	24-May-11
Aptalis Pharma Canada Inc.	US	AXCAN PHARMA	76493593	27-Feb-03	2942642	19-Apr-05
Aptalis Pharma Canada Inc.	US	AXCAN PHARMA (and design)	76493594	27-Feb-03	2942643	19-Apr-05
Aptalis Pharma Canada Inc.	Canada	AXCAN PHARMA DESIGN	754109	5-May-94	452158	22-Dec-95
Aptalis Pharma Canada Inc.	US	BENTYL	72059832	30-Sep-58	0681724	14-Jul-59
Aptalis Pharma Canada Inc.	Canada	BENTYLOL	255242	10-Feb-60	118834	15-Jul-60
Aptalis Pharma Canada Inc.	Canada	CANASA	1074148	7-Sep-00	567243	11-Sep-02
Aptalis Pharma Canada Inc.	US	CANASA	76124724	8-Sep-00	2595613	16-Jul-02
Aptalis Pharma Canada Inc.	US	CANASA (INTESTINE) DESIGN	76604619	29-Jul-04	3200054	23-Jan-07
Aptalis Pharma Canada Inc.	US	CAPTAIN PYLERA DESIGN	77338871	28-Nov-07	3627967	26-May-09
Aptalis Pharma Canada Inc.	Canada	CARAFATE	495117	19-Nov-82	282989	2-Sep-83
Aptalis Pharma Canada Inc.	US	CARAFATE	73222042	2-Jul-79	1155249	26-May-81
Aptalis Pharma Canada Inc.	US	CARAFATE TABLET LOGO DESIGN	73787584	20-Mar-89	1572831	26-Dec-89
Aptalis Pharma Canada Inc.	Canada	ENDOSPRAY & DESIGN	865535	22-Dec-97	528070	18-May-00

Grantor	Country	Mark	Application No.	Filing Date	Reg. No.	Reg. Date
Aptalis Pharma Canada Inc.	Canada	GASTROENTEROLOGY HEPATOLOGY UPDATE & DESIGN	695289	5-Dec-91	417337	24-Sep-93
Aptalis Pharma Canada Inc.	Canada	GASTROSTAT	775874	17-Feb-95	465167	25-Oct-96
Aptalis Pharma Canada Inc.	Canada	GUT DYSFUNCTION & DESIGN	874967	8-Apr-98	544345	1-May-01
Aptalis Pharma Canada Inc.	Canada	HELICIDE	854909	29-Aug-97	533865	29-Sep-00
Aptalis Pharma Canada Inc.	US	HP & DESIGN	75183338	18-Oct-96	2148843	7-Apr-98
Aptalis Pharma Canada Inc.	Canada	HP & DESIGN D’UN ESTOMAC	782046	4-May-95	460817	2-Aug-96
Aptalis Pharma Canada Inc.	Canada	INTERFALK & DESIGN	704887	15-May-92	421708	31-Dec-93
Aptalis Pharma Canada Inc.	Canada	INTESTIN DESIGN	679931	14-Dec-90	433571	23-Sep-94
Aptalis Pharma Canada Inc.	Canada	INTESTIN DESIGN	606864	13-May-88	354457	7-Apr-89
Aptalis Pharma Canada Inc.	Canada	INTESTIN DESIGN	606863	13-May-88	359051	28-Jul-89
Aptalis Pharma Canada Inc.	Canada	MODULON	498284	2-Feb-83	291849	8-Jun-84
Aptalis Pharma Canada Inc.	Canada	PERMASCLEROL	521472	3-May-84	306477	30-Aug-85
Aptalis Pharma Canada Inc.	Canada	PROCTOSEDYL	242615	4-Oct-57	112154	7-Nov-58
Aptalis Pharma Canada Inc.	Canada	PYLERA	1293439	14-Mar-06
Aptalis Pharma Canada Inc.	US	PYLERA	78846616	24-Mar-06	3453776	24-Jun-08
Aptalis Pharma Canada Inc.	Canada	RECTOVALONE	590819	28-Aug-87	374364	19-Oct-90
Aptalis Pharma Canada Inc.	Canada	SALOFALK	534537	11-Jan-85	311983	7-Mar-86
Aptalis Pharma Canada Inc.	Canada	SULCRATE	440739	8-Jun-79	254500	2-Jan-81

Grantor	Country	Mark	Application No.	Filing Date	Reg. No.	Reg. Date
Aptalis Pharma Canada Inc.	Canada	URSO	810760	24-Apr-96	485507	14-Nov-97
Aptalis Pharma Canada Inc.	Canada	URSO DS	1150141	16-Aug-02	604671	10-Mar-04
Aptalis Pharma Canada Inc.	Canada	URSOFALK	533610	18-Dec-84	376314	30-Nov-90
Aptalis Pharma Canada Inc.	Canada	VIOKASE	286076	2-Dec-64	140639	4-Jun-65

13.3	Copyrights

Grantor	Country	Copyright	Reg. No.	Reg. Date
Aptalis Pharma Canada Inc.	Canada	CAPTAIN PYLERA	1053639	15-Nov-07

13.4	Exclusive Licenses

Grantor	IP Agreements

None

WHEREOF ACTE:

DONE AND PASSED at the City of Montréal, on the date aforesaid and remains of record in the office of the undersigned Notary under the minute number THREE THOUSAND FOUR HUNDRED SEVENTY (3470).

And, after the parties declared that they have taken cognizance of these presents and to have exempted the undersigned Notary from reading them or causing them to be read, the said authorized representatives of the Grantors and the Trustee signed these presents in the presence of the said Notary who has also signed.

APTALIS PHARMA CANADA INC.

By:	/s/ Steve Gannon
Steve GANNON

AXCAN CANADA (INVEST) ULC

By:	/s/ Steve Gannon
Steve GANNON

BANK OF AMERICA, N.A.

By:	/s/ Anastasia Flouris
Anastasia FLOURIS

/s/ Yves Prévost
Mtre. Yves Prévost, Notary